Exhibit 12.1

Axtel, S.A. de C.V. And Subsidiaries
Ratio of earnings to fixed charges
December 31,  2004, 2003, 2002, 2001, 2000
(Thousand of constant pesos as of December 31, 2004, 2003, 2002, 2001, 2000)




                                                 Dec-00          Dec-01            Dec-02             Dec-03            Dec-04
                                             Constant pesos  Constant pesos    Constant pesos      Constant pesos    Constant pesos
                                              as of Dec 00    as of Dec 01      as of Dec 02        as of Dec 03       as of Dec 04

Income (Loss) before income taxes
  and employee's profit sharing                $   (836,311)    $   (677,773)    $  (1,012,117)     $  1,390,866     $     73,343

Fixed charges:
Interest Expense                                    232,940          374,629           415,584           218,305          274,079
Amortization of deferred charges                      3,436           13,502            20,117            11,080
Operating leases @ 33%                               53,966           78,573            66,849            64,363           94,895
                                               -------------    -------------     -------------     -------------    -------------
Total Fixed Charges:                                290,342          466,704           502,550           293,748          368,974

Inflation Information
National Consumer Price Index
  at the end of each period                         338.175          355.084           375.324           390.299          411.648
National Consumer Price Index
  as of Dec 31, 2004                                411.648          411.648           411.648           411.648          411.648
Inflation Index                                     1.21726          1.15930           1.09678           1.05470          1.00000


Axtel, S.A. de C.V. And Subsidiaries
Ratio of earnings to fixed charges
December 31,  2004, 2003, 2002,
  2001, 2000
(Thousand of constant pesos as
  of December 31, 2004)



                                             Dec-00              Dec-01                Dec-02           Dec-03           Dec-04
                                                                          Constant pesos as of December 04

Income (Loss) before income taxes and
  employee's profit sharing                $   (1,018,011)    $     (785,742)     $  (1,110,071)     $  1,466,945     $    73,343

Fixed charges:
Interest Expense                                  283,549            434,306            455,804           230,246         274,079
Amortization of deferred charges                    4,183             15,653             22,064            11,686               -
Operating leases @ 33%                             65,691             91,090             73,318            67,883          94,895
                                           ---------------    ---------------     --------------     -------------    ------------
Total Fixed Charges:                              353,423            541,049            551,186           309,815         368,974

Income (Loss) before income taxes
  and employee's profit sharing + fixed          (664,588)          (244,693)          (558,885)        1,776,760         442,317

Ratio of earnings to fixed charges                  (1.88)             (0.45)             (1.01)             5.73            1.20



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